UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 21, 2010

Curis, Inc.

(Exact name of registrant as specified in charter)

Delaware	000-30347	04-3505116
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

45 Moulton Street, Cambridge, MA	02138
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (617) 503-6500

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On September 21, 2010, Curis, Inc. (the “Company”) entered into a Lease Agreement (the “Lease Agreement”), effective September 16, 2010, with the Trustees of Lexington Office Realty Trust (“Lessor”) pursuant to which the Company has agreed to lease 24,529 square feet of property to be used for office, research and laboratory space (the “Leased Property”) located at 4 Maguire Road in Lexington, Massachusetts. The Company intends to move all of its operations currently conducted at 45 Moulton Street, Cambridge, Massachusetts to the Leased Property.

The term of the Lease Agreement commences on the later of December 1, 2010 or the date that contractually-specified building upgrades, modifications and repairs are substantially complete to allow for the Company to occupy the Leased Property (the “Commencement Date”) and expires approximately seven years and two months from the Commencement Date. The Company currently anticipates that the term will begin on December 1, 2010. The Company has the option to extend the term for one additional five-year period upon the Company’s written notice to the Lessor at least one year and no more than 18 months in advance of the extension. The Company also has the option to terminate the Lease Agreement after three years (the “Early Termination Option”) upon the Company’s written notice to the Lessor no later than the second anniversary of the Rent Commencement Date (as defined in the Lease Agreement) and, concurrently with such notice, pays a termination fee to the Lessor equal to the sum of two months base rent at the rate for the third year of the term and 65.46% of the value of certain transaction expenses incurred by the Lessor. The maximum fee for exercising this Early Termination Option is $771,503.

The total cash obligation for the base rent over the initial term of the Lease Agreement is approximately $4.4 million. In addition to the base rent, the Company is also responsible for its share of operating expenses and real estate taxes, in accordance with the terms of the Lease Agreement. The Company will provide a security deposit in the amount of $277,546 to the Lessor, which may be reduced by up to $124,896 over time in accordance with the terms of the Lease Agreement. The Lessor has agreed to pay up to $788,816 for certain upgrades and repairs to be made to the Leased Property.

If the Company is considered in default under the terms of the Lease Agreement (a “Default”) and fails to cure such Default in the applicable time period prescribed under the Lease Agreement, the Lessor may terminate the Lease Agreement and the Company will be required to pay the difference between the remaining rent payments through the expiration of the Lease Agreement and any rental income from reletting the Leased Property over such time period, after deducting any expenses incurred in connection with such reletting. Circumstances which may be considered a Default under the Lease Agreement include the failure to timely pay any rent obligations and the filing by the Company of a petition for liquidation or reorganization under bankruptcy law.

The foregoing is a summary of the Lease Agreement and is qualified in its entirety by reference to the Lease Agreement, a copy of which is attached hereto as Exhibit 10.1 and is incorporated into this Item 1.01 by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

The Exhibit to this Current Report on Form 8-K is listed in the Exhibit Index attached hereto.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Curis, Inc.

Date: September 21, 2010	By:	/s/ MICHAEL P. GRAY
Michael P. Gray
Chief Operating Officer and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Lease Agreement, effective September 16, 2010